Exhibit (d)(184)

Form of

Schedule A

Trusts and Portfolios Covered by the Sub-Research Agreement, dated as of August 1, 2007 between

Fidelity International Investment Advisors (U.K.) Limited

and

Fidelity International Investment Advisors

Name of Trust	Name of Portfolio	Type of Fund	Effective Date
Fidelity Investment Trust	Fidelity Global Commodity Stock Fund	Equity	__/__/__